Exhibit 99.1
                           GULFMARK OFFSHORE, INC.


                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


     HOUSTON, TX, July 27, 2001 - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced that it plans to report earnings for the three months ended June 30, 2001 on the afternoon of Wednesday, August 1, 2001 after the close of the U.S. market. The company will then conduct a teleconference call at 9:00 a.m. eastern time on Thursday, August 2, 2001. Individuals who wish to participate in the teleconference call should dial (800) 553-5260 in the United States or (612) 332-0636 from outside the country. It is recommended that participants dial in five to ten minutes prior to the scheduled start time of the call.

     In addition, the conference call may also be accessed via the worldwide web at www.bestcalls.com.

     A telephonic replay of the conference call will be available after 1:00 p.m. eastern time on August 2, 2001 and can be accessed by dialing
(800) 475-6701 (international calls should use (320) 365-3844) and referring to the access code 597601. Also, a replay will be available through the internet and can be accessed by visiting the above-referenced worldwide web address. The telephonic replay will be available through 11:59 p.m. on August 4, 2001 and the web-based replay option will be available for approximately 30 days.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty (50) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil and West Africa.



Contact:     Edward A. Guthrie, Executive Vice President & CFO
             (713) 963-9522










                               1